Exhibit 2.1

Second Amendment to the
Reorganization Agreement

This Second Amendment (this “Amendment”) to the Reorganization Agreement (the “Agreement”) dated December 5, 2011, among River Valley Bancorp, an Indiana corporation (“RVB”), Citizens Union Bancorp of Shelbyville, Inc., a Kentucky corporation (“Citizens”), River Valley Financial Bank, a federal savings bank wholly owned by RVB (“River”), and Dupont State Bank, an Indiana commercial bank wholly owned by Citizens (“Dupont”), is made and entered into among RVB, Citizens, River and Dupont as of June 29, 2012.

RECITALS

WHEREAS, RVB, Citizens, River and Dupont mutually desire to amend the Agreement in the manner set forth in this Amendment.

NOW THEREFORE, RVB, Citizens, River and Dupont agree to amend the Agreement as follows:

1. Section 4.17 shall be amended to read in its entirety as follows:

“4.17 Core Data Processing Systems Integration. Citizens agrees to continue providing data processing services to Dupont through the Effective Time.  After the Effective Time, it shall provide such services with respect to the customers served by the offices of Dupont (the “Dupont Offices”) until the date that River shall convert Dupont’s data processing system provided by Citizens to the Jack Henry data processing system it currently uses (“Jack Henry Conversion Date”), pursuant to a data processing agreement to be negotiated and agreed to by Citizens and River.  Citizens and Dupont shall take all actions necessary to terminate, solely with respect to Dupont, and without payment of any premium or penalty in connection therewith, the Master Data Processing Services Agreement between Q2 Software, Inc. and Citizens dated January 30, 2006, as amended, and the related Master License for Q2 Software between Q2 Software and Citizens dated February 24, 2006, as amended, effective as of the Jack Henry Conversion Date. River shall, as of the Jack Henry Conversion Date, include Dupont’s operations under its existing Jack Henry data processing system.”

2. Section 7.1(b) shall be amended to read as follows:

“(b)           by River or RVB if (i) any representation or warranty made by Dupont or Citizens shall be discovered to be or to have become untrue, incomplete or misleading in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue, incomplete or misleading in any such material respect, in either case where any such breach has not been cured within thirty (30) calendar days following receipt by the non-terminating party of notice of such discovery, or (ii) there has been a failure to substantially perform a covenant or agreement by Dupont or Citizens made herein of which notice has been given in writing by RVB or River and which has not been cured within thirty (30) calendar days of receipt of such notice, but in no event later than July 31, 2012; or”

3. Section 7.1(c) shall be amended to read as follows:

“(c)           by Dupont or Citizens if (i) any representation or warranty made by RVB or River shall be discovered to be or to have become untrue, incomplete or misleading in any material respect without regarding to knowledge, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue, incomplete or misleading in any such material respect, in either case where any such breach has not been cured, within ten (10) business days following receipt by the non-terminating party of notice of such discovery, or (ii) there has been a failure to substantially perform a covenant or agreement by RVB or River made herein of which notice has been given in writing by Citizens or Dupont and which has not been cured within thirty (30) calendar days of receipt of such notice, but in no event later than July 31, 2012; or”

4. Section 7.1(e) shall be amended to read as follows:

“(e)           by River or Dupont if the Effective Time of the Merger has not occurred on or before July 31, 2012; provided the party seeking to terminate hereunder has not breached any of its representations, warranties, covenants or agreements contained herein; or”

5. Section 7.1(f) shall be amended to read as follows:

“(f)           by River or Dupont if any required regulatory approval relating to the Merger is not received, through no fault of the terminating party, by July 31, 2012, or if any such approval contains any condition unduly burdensome to RVB or River as reasonably determined by the Board of Directors of RVB or River; provided, however, that if the governmental agencies impose a capital condition that River or RVB deem to be unduly burdensome and River and RVB terminate the Agreement under this Section 7.1(f), RVB or River shall pay to Citizens, within five business days of such termination by wire transfer in immediately available funds as liquidated damages and not as a penalty and as the sole and exclusive remedy for such termination, $400,000.”

6. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, RVB, River, Citizens and Dupont have each caused this Amendment to be executed by the undersigned duly authorized officers, as of the date first above written.

River Valley Bancorp		River Valley Financial Bank

By:	/s/ Matthew P. Forrester	By:	/s/ Matthew P. Forrester

Dupont State Bank		Citizens Union Bancorp of Shelbyville, Inc.

By:	/s/ Jeffrey L. Rayburn, CEO	By:	/s/ Steven E. Barker